Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

March 13, 2012

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 15, 2011, to the Board of Directors of RSC Holdings Inc. (the “Company”), as Appendix B to the joint proxy statement/prospectus (“Joint Proxy Statement/Prospectus”) that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of United Rentals, Inc. (the “Purchaser”), as filed with the Securities and Exchange Commission by the Purchaser on March 13, 2012 (the “Registration Statement”) and (ii) the references in the Joint Proxy Statement/Prospectus to such opinion and our firm in the Registration Statement under the headings “Summary — Opinions of RSC’s Financial Advisors — Opinion of Barclays Capital,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the RSC Board and Reasons for the Merger,” “The Merger — Opinions of RSC’s Financial Advisors” and “The Merger — Opinions of RSC’s Financial Advisors — Opinion of Barclays Capital”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ John Welsh
Name:	John Welsh
Title:	Managing Director